[Translation of Chinese original]	Exhibit 10.4.10
Non-competition Agreement
The Non-competition Agreement (hereinafter referred to as the “Agreement”) is made on December 25, 2009 in Beijing, China by and among the following parties:
(1)	Shanghai Hongmen Advertising Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of China, with its registered address at P-1 Building, No. 7523 Beiqing Highway, Chonggu Town, Qingpu District, Shanghai, China (hereinafter referred to as “Hongmen” or “Company”);

(2)	Pacific Asia Mode Cube Limited, a limited liability company incorporated and existing in accordance with the laws of Hong Kong, with its registered address at Room 2703, 27/F, The Centrium, 60 Wyndham Street, Central, Hong Kong, China (hereinafter referred to as “PAMC”);

(3)	Redgate Interactive Advertising (Beijing) Co., Ltd., a limited liability company incorporated and existing in accordance with the laws of China, with its registered address at Rm. 804, 2/F, No. 19 Jianwai Avenue, Chaoyang District, Beijing, China (hereinafter referred to as “Redgate”, jointly with PAMC referred to as “Investors”); and
(Hongmen, Redgate and PAMC are collectively referred to as “Party A”)
(4)	Chengye Guo (hereinafter referred to as “Party B”), with the ID Card number of 110102195603230419, domicile: Room 303, Unit 4, Building 7, Block 2, Shuanghuayuan Nanli, Chaoyang District, Beijing, China
(The aforesaid parties are collectively referred to as the “Parties” and individually as a “party”.)
Whereas,
(1)	Hongmen is a limited liability company engaging in design, production, release and agency of various advertisements, image production and enterprise image planning;

(2)	Redgate and Party B entered into the equity transfer agreement on December 5, 2009 concerning transfer of 15% of Hongmen’s equity interest (“Equity Transfer Agreement”);

(3)	Party B will not hold any equity interest of the company upon the completion of the said equity transaction and Article 2.4 of the Contract;

(4)	Party B is aware that Party B’s violation of non-competition business as specified in the Agreement within five (5) years after the completion of the transfer of Hongmen’s equity interest held by Party B according to the Equity Transfer Agreement will damage materially Party A’s interests;

(5)	Party B agrees to perform the non-competition obligation according to the Agreement in order to protect Party A’s interests.
NOW, THEREFORE, the Parties hereby enter into the following Agreement through equal and amiable negotiation in accordance with existing applicable laws, regulations and rules of the People’s Republic of China (hereinafter referred to as “China”; unless otherwise stipulated herein, it excludes Hong Kong SAR, Macao SAR and Taiwan Region).
I. Definitions
1.1 Related Party
For the purpose of the Agreement, Related Party of any individual or entity includes (1)any kind of organization in which such individual or entity acts as management personnel, director or is a partner or owns 10% or more of actual interests held independently or jointly with the Related Party, whether directly or indirectly; (2) 10% or more of the actual interests of such individual or entity is held directly or indirectly by the Related Party; (3) 10% or more of the actual interests of such individual or entity and the Related Party is held by the same person or entity directly or indirectly; (4) any trust or other properties in which the individual or entity owns material actual interests or acts as a trustee (or other similar position); and (5) the person who lives with the individual, or acts as a director or management personnel of such entity or its parent company or subsidiary, or any relative or spouse of such director or management personnel, or any of the spouse’s relative.
1.2 Competitive Business
Competitive Business refers to any business competitive with Party A, including, but not limited to, any activity as follows: 1) development and production of any product which is competitive with or similar to the product being developed or produced by Party A; 2) sale, by means of direct sale or distribution via network, transaction or otherwise, of the products produced by a third person which are competitive with or similar to those distributed, transacted or sold by Party A; 3) provision in any way of the services which are competitive with or similar to those provided by Party A; the aforesaid products or services include any product or service which is being developed by Party A or which is being planned or developed when Aoxue holds the equity; or 4) any other characteristics competitive with Party A.
II. Non-competition
2.1 Non-competition Period
The Parties hereby agree that, for the purpose of the Agreement, “Non-competition Period” means a period of five (5) years after execution of the Agreement.

2.2 Non-competition Scope
The Parties hereby agree that, for the purpose of the Agreement, “Non-competition Scope” means all over the world, including, but not limited to, Virgin Islands (British), CAY Cayman Islands, the People’s Republic of China (including Hong Kong SAR, Macao SAR and Taiwan Region; hereinafter referred to as “China”) and any other country and region where Party A is developing or will develop businesses.
2.3 Non-competition Obligation
Without Party A’s prior written consent, Party B warrants that, within the non-competition period and to the extent of non-competition scope and businesses, it will not, and will not via its Related Parties:
1)	conduct any activity damaging Party A’s interests or infringe upon Party A’s legal interests (for the purpose of Article 2.3, “Party A” in Article 2.3 hereof shall be construed as including Party A and its subsidiaries, parent companies or any Related Party); or

2)	incite, entice, instigate or procure otherwise any of Party A’s employees to terminate the employment relationship with Party A, except for the actions taken by Party B with Party A’s written consent during the relevant period for performance of its duties;

3)	incite, entice, instigate or procure otherwise any of Party A’s cooperators, suppliers, contractors or clients (including, but not limited to, Shanghai Health Pest Control Company, mosquito-control light box producer, advertising companies and advertising operation releaser) to terminate the cooperation relationship with Party A, or conduct any activity which may create adverse effect upon the cooperation relationship between Party A and such partners, suppliers, contractors or clients;

4)	provide any consulting service or other assistance to other persons directly or indirectly in its own name or as the representative or employee of other individuals or organizations, so as to assist other persons in conducting competitive businesses;

5)	engage in or take part in, directly or indirectly, any business or activity in any way (including but not limited to investment, merger and acquisition, association, joint venture, cooperation, partnership, contracting or lease operation or equity participation) which is or may be competitive with any of Party A’s existing or future businesses, whether independently or jointly with others.
2.4 Non-competition Compensations
1)	In consideration of Party B’s performance of the non-competition obligation under the Agreement, Party A agrees to pay via PAMC the non-competition compensations to Party B on a lump-sum basis in USD equivalent to RMB two million two hundred and forty thousand (RMB2,240,000).

2)	The non-competition compensations shall be paid as follows: within one (1) month after Party

A and its affiliates are listed in America, PAMC shall pay to Party B on a lump-sum basis in USD equivalent to RMB two million two hundred and forty thousand (RMB2,240,000) (calculated at the exchange rate of US dollar against RMB on the date of remittance).
III. Applicable Law and Dispute Settlement
3.1 Applicable Law
The Agreement shall be governed by and construed in accordance with Chinese laws.
3.2 Dispute Settlement
1)	Any and all dispute arising from or relating to the Agreement shall be settled through amiable negotiation between the Parties. Where a certain dispute cannot be settled through negotiation within sixty (60) days after one party sends a notice to the other, such dispute (including disputes about the validity or existence of the Agreement) shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration according to its arbitration rules in force then.

2)	Arbitral awards shall be final and binding upon the Parties, and may be enforced in accordance with pertinent clauses.

3)	Unless otherwise ruled, Arbitration fee shall be for the account of the losing party. Where one party has to enforce arbitral awards by virtue of any kind of lawsuit, the breaching party shall be responsible for all reasonable costs and expenses incurred therefrom, including, but not limited to, reasonable attorney fee and the costs and expenses of any additional lawsuit or enforcement incurred by the other party as a result of application for enforcement of arbitral awards.

4)	The Parties shall perform the Agreement continually in all aspects during the settlement of disputes, except for those in dispute.
IV. Remedies for Breach of Contract
4.1 It is agreed that Party B shall assume the liability for breach of contract if Party B breaches the non-competition obligations as specified in Article 2 hereof, all incomes received from violation of such obligation (such as engagement in the work competitive with Party A) shall vest in Party A, and Party B shall compensate Party A for all the actual losses arising therefrom. In addition, Party A shall have the right to require Party B to stop immediately conducting any activity relating to competitive business.
4.2 Party B acknowledges that damages as mentioned in Article 4.1 above shall not constitute sufficient remedy for its breach of contract. Party B agrees that Party B shall compensate Party A for all costs, liabilities or losses (including, but not limited to, interest and attorney fee paid or incurred as a result of breach of contract) to Party A if any expenses, liabilities or any losses (including but not limited to profit loss of Party A) are incurred by Party A due to Party B’s breach of the Agreement.
4.3 Party B agrees that Party B shall resign its position (if any) in Party A immediately and waive any potential compensation against Party A due to such resignation if Party B breaches the Agreement.
4.4 Party A agrees that the Contract shall be terminated automatically and it shall compensate RMB2,240,000 to Party B unconditionally where PAMC fails to pay the non-competition compensations to Party B on schedule according to Article 2.4 hereof and the equity interest of the Company held by Party B has bee transferred to the Investors.
V. Effectiveness and Term
The Agreement shall take effect with signatures of the Parties and remain effective until the non-competition period as mentioned in Article 2.1 hereof expires. However, the termination of the Agreement shall not prejudice the right of the non-breaching party to claim against the breaching party according to the Agreement.
VI. Miscellaneous
6.1 Entire Agreement: the Agreement, as well as its schedules and appendices (if any), shall be the final document which can specify the Parties’ intentions completely and exactly, constitute the entire agreement between the Parties concerning the subject matter of the Agreement and substitute for all prior written and oral agreements, contracts, understandings and letters (including, but not limited to, the Investment Framework Agreement and the Non-competition Agreement executed by the Parties on December 19, 2007) between the Parties concerning the subject matter hereof; there are no prior statements, warrants or agreements concerning the Agreement. Without the written consent of the Parties, modifications to, addition and deletion of the terms and conditions of the Agreement shall not be binding upon the Parties.
6.2 Waiver: waiver of any default or negligence hereunder shall not constitute the waiver of any other default or negligence, no matter whether the natures are similar. Any single or partial exercise of any right hereunder shall not exclude any future exercise of such right. Waiver may be valid only when the written document bearing the signature of the authorized representative of the waiving party has been sent and such document can be deemed as a waiver decision in the literal meaning.

6.3 Severability: where any of the terms or provisions of the Agreement is held invalid for reasons whatsoever, the invalidity shall not affect the remaining terms and provisions of the Agreement unless it has materially affected the continual performance of the whole agreement, and such invalid term or provision shall be deemed deleted from the Agreement. The Parties may negotiate to enter into a supplemental agreement to specify relevant issues.
6.4 A Third-Party Interest: the Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and the assigns permitted by the Parities. No terms of the Agreement may be deemed as granting expressly or impliedly any right, remedy or obligation to any individual or entity other than the Parties and their respective successors and the assigns permitted by the Parties.
6.5 Notice: all notices, demands, requests, acknowledges or other communications in connection with the Agreement must be made in writing and sent to the addressee’s address as follows (or any other address notified in writing) in person, by carrier or registered letter with receipt. A notice, demand, request, acknowledge or other communication in connection with the Agreement shall be deemed as served: 1) upon delivery in case of delivery in person; 2) three (3) days after delivery to the carrier in case of delivery by carrier; if it is served within three (3) days, the actual service day shall apply; 3) five (5) days after mailing in case of service by registered letter (or airmail letter sent abroad); if it is served within five (5) days, the actual service day shall apply.
To: Shanghai Hongmen Advertising Co., Ltd.
     Add.: 2/F, Tower 1A, No. 345 Lane, Xinhua Road, Shanghai, China
     Attn.: Kaihua Zhu
     Tel: 021-62810161
     Fax: 021-52540919
To: Pacific Asia Mode Cube Limited
     Add.: 8/F, Tower B, International Plaza, 19 Jianguomenwai Avenue, Beijing, China
     Attn.: Yin Zhu
     Tel: 010-58692980
     Fax: 010-58692960
To: Redgate Interactive Advertising (Beijing) Co., Ltd.

     Add.: Room 804, Building 2, 19 Jianguomenwai Avenue, Chaoyang, Beijing, China
     Attn.: Yin Zhu
     Tel: 010-58692980
     Fax: 010-58692960
To: Chengye Guo
     Add.: Room 303, Unit 4, Building 7, Block 2, Shuanghuayuan Nanli, Chaoyang District, Beijing, China
     Tel: 13901210748
     Fax: 010-66052850
6.6 Headings: The headings of all articles of the Agreement are inserted only for reference and may not deemed as interpretation of the Agreement or affect the meanings of the Agreement in any way.
6.7 Publicity: unless otherwise contrarily provided in laws and regulations, or if one party hereto breaches the Agreement, neither party nor its agent may make any public statement concerning the Agreement, or any other document or subsequent documents concerning the matters of the Agreement, without the prior written consent of the other party (such content may not be withheld without any justified reasons).
6.8 Language: the Agreement shall be written in Chinese.
6.9 Counterparts: the Agreement shall be made in four (4) copies, one for each party.
(Execution Page below)

(Execution Page)
The Parties hereby sign the Agreement on the date first written above.

Party A: Shanghai Hongmen Advertising Co., Ltd.
Signature:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	chairman

Pacific Asia Mode Cube Limited
Signature:	/s/ BRACK, Peter Bush
	Name:	BRACK, Peter Bush
	Title:	CEO

Redgate Interactive Advertising (Beijing) Co., Ltd. \
Signature:	/s/ Yin Zhu
Name:
Title:

Party B: Chengye Guo
Signature:	/s/ Chengye Guo

Execution Page of Non-competition Agreement